Exhibit 23.3
Consent of KPMG LLP

The Board of Directors
FutureFuel Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-150496) of FutureFuel Corp. and subsidiary of our report dated December 27, 2007, with respect to the statement of operations, changes in stockholder’s equity, and cash flows for the ten months ended October 31, 2006 of FutureFuel Chemical Company, formerly known as Eastman SE, Inc., which report appears in the December 31, 2008 annual report on Form 10-K of FutureFuel Corp. and subsidiary.

/s/ KPMG LLP

St. Louis, Missouri
March 16, 2009